EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Rentrak Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-44865, 333-28565, 333-39021, 333-62523, 333-110781 and 333-110782) on Forms S-8 of Rentrak Corporation of our report dated July 9, 2004, with respect to the consolidated statements of operations, stockholders’ equity, and cash flows of Rentrak Corporation for the year ended March 31, 2004, and the related consolidated financial statement schedule, which report appears in the March 31, 2006 annual report on Form 10-K of Rentrak Corporation.

/s/ KPMG LLP
Portland, Oregon
June 9, 2006